Exhibit 10.4

AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT is dated this 14th day of December 2007, among First Federal Bancshares of Arkansas, Inc., a Texas corporation (the "Corporation"), First Federal Bank, a federally chartered savings bank (the "Bank"), and Allen Ross Mallioux (the "Executive").  The Corporation and the Bank are collectively referred to as the "Employers".

WITNESSETH

WHEREAS, the Bank was previously known as First Federal Bank of Arkansas, F.A.;

WHEREAS, the Executive is currently employed as the President/Western Division /Chief Lending Officer of the Corporation and the Bank, and the Employers and the Executive have previously entered into a change in control severance agreement dated January 25, 2002, as amended on January 1, 2006 (the “Prior Agreement”);

WHEREAS, the Employers desire to amend and restate the Prior Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes;

WHEREAS, the Employers desire to be ensured of the Executive's continued active participation in the business of the Employers; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive's agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employers is terminated under specified circumstances;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Annual Compensation.  The Executive's "Annual Compensation" for purposes of this Agreement shall be deemed to mean the average level of compensation paid to the Executive by the Employers or any subsidiary thereof during the most recent five taxable years preceding the year in which the Date of Termination occurs (or such shorter period as the Executive was employed) and which was included in the Executive’s gross income for tax purposes, including but not limited to the Executive’s salary, bonuses and all other amounts taxable to the Executive pursuant to any employee benefit plans of Employers.

(b)           Cause. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), final cease-and-desist order or material breach of any provision of this Agreement.  For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interests of the Employers.

(c)           Change in Control.  "Change in Control " shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(d)           Date of Termination.  "Date of Termination" shall mean (i) if the Executive's employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination.

(e)           Disability.  “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(f)           Effective Date.  The Effective Date of this Agreement shall mean the date first written above.

(g)          Good Reason.  Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive following a Change in Control of the Corporation based on the occurrence of any of the following events:

(i) (A) a material diminution in the Executive’s base compensation as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter, (B) a material diminution in the Executive’s authority, duties or responsibilities as in effect immediately prior to the Change in Control, or (C) a material diminution in the authority, duties or responsibilities of the officer (as in effect immediately prior to the date of the Change in Control) to whom the Executive is required to report immediately prior to the Change in Control,

(ii) any material breach of this Agreement by the Employers, or

(iii) any material change in the geographic location at which the Executive must perform his services under this Agreement immediately prior to the Change in Control;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive.  If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(h)           IRS.  IRS shall mean the Internal Revenue Service.

(i)           Notice of Termination.  Any purported termination of the Executive's employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written "Notice of Termination" to the other party hereto.  For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers' termination of the Executive's employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 7 hereof.

(j)           Retirement.  "Retirement" shall mean voluntary termination by the Executive in accordance with the Employers' retirement policies, including early retirement, generally applicable to the Employers= salaried employees.

2.           Benefits Upon Termination.   If the Executive's employment by the Employers shall be terminated subsequent to a Change in Control of the Corporation by (i) the Employers for other than Cause, Disability, Retirement or the Executive's death or (ii) the Executive for Good Reason, then the Employers shall, subject to the provisions of Section 3 hereof, if applicable,

(A)        pay to the Executive, in a lump sum within ten (10) business days following the Date of Termination, a cash severance amount equal to three (3) times the Executive’s Annual Compensation, and

       (B)           maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of this Agreement as of the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance in which the Executive was participating immediately prior to the Date of Termination; provided that any insurance premiums payable by the Employers or any successors pursuant to this Section 5(c)(B) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Employers shall either arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employers as of the Date of Termination; and

(C)           pay to the Executive, in a lump sum within thirty (30) days following the Date of Termination, a cash amount equal to the projected cost to the Employers of providing benefits to the Executive for the remaining term of employment under this Agreement (prior to giving effect to the Notice of Termination) pursuant to any other employee benefit plans, programs or arrangements offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding (y) stock option plans, restricted stock plans and employee stock ownership plans of the Employers and (z) bonuses and other items of cash compensation), with the projected cost to the Employers to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs and with any automobile-related costs to exclude any depreciation on Bank-owned automobiles.

3.           Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 2 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a "parachute payment" under Section 280G of the Code, then the payments and benefits payable by the Employers pursuant to Section 2 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits under Section 2 being non-deductible to either of the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  If the payments and benefits under Section 2 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits.  The determination of any reduction in the payments and benefits to be made pursuant to Section 2 shall be based upon the opinion of independent tax counsel selected by the Employers and paid by the Employers.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 3 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 3, or a reduction in the payments and benefits specified in Section 2 below zero.

4.           Mitigation; Exclusivity of Benefits.

(a)          The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b)          The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise, except as set forth in Section 2(c)(B)(ii) hereof.

5.           Withholding.  All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

6.           Assignability.  The Employers may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which either of the Employers may hereafter merge or consolidate or to which either of the Employers may transfer all or substantially all of its respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

7.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employers:	Board of Directors
First Federal Bancshares of Arkansas, Inc.
1401 Highway 62-65 North
Harrison, Arkansas 72601

To the Executive:	At his last address on file with the Employers

8.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Employers may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

9.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Arkansas.

10.         Nature of Employment and Obligations.

(a)          Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employers and the Executive, and the Employers may terminate the Executive's employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b)          Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

11.         Term of Agreement. This Agreement shall terminate three (3) years after December 14, 2007; provided that on or prior to December 14, 2008 and each subsequent December 14, the Boards of Directors of the Employers shall consider (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive’s performance as an employee) renewal of the term of this Agreement for an additional one (1) year, and the term of this Agreement shall be so extended as of such December 14 unless the Boards of Directors of the Employers do not approve such renewal and provide written notice to the Executive, or the Executive gives written notice to the Employers, at least thirty (30) days prior to such December 14, of such party’s or parties’ election not to extend the term beyond its then scheduled expiration date.

12.         Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.         Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

14.          Changes in Statutes or Regulations. If any statutory or regulation provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

15.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.          Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. '1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

17.          Regulatory Actions.  The following provisions shall be applicable to the parties to the extent that they are required to be included in agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to all Savings Banks, 12 C.F.R. §563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employers’ affairs by a notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Employers’ obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Employers may, in their discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Employers’ affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

        (c)           If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

(d)           All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employers is necessary: (i) by the Director of the Office of Thrift Supervision (“OTS”), or his or her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Director of the OTS, or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

18.           Entire Agreement.  This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein.  All prior agreements between the Employers and the Executive with respect to the matters agreed to herein, including without limitation the Prior Agreement, are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:	FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

/s/ Tommy W. Richardson	By:	/s/ Larry J. Brandt
Tommy W. Richardson		Larry J. Brandt, President and Chief Executive Officer

Attest:	FIRST FEDERAL BANK

/s/ Tommy W. Richardson	By:	/s/ Larry J. Brandt
Tommy W. Richardson		Larry J. Brandt, Chief Executive Officer

EXECUTIVE

	By:	/s/ Allen Ross Mallioux
Allen Ross Mallioux